EXHIBIT 99.1

Reed’s Inc. Appoints Norman E. Snyder, Jr. as Chief Executive Officer

Company Release - 2/24/2020 8:00 AM ET

NORWALK, Conn., Feb. 24, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced the appointment of Norman E. Snyder, Jr., currently Chief Operating Officer, as Reed’s Chief Executive Officer effective March 1, 2020.

“We are excited to have Norm accept the role of Chief Executive Officer and lead Reed’s into the future,” said John Bello, Chairman of the Board of Directors of Reed’s, Inc. “Over the last few months as our Chief Operating Officer, Norm has proven he is the best candidate for the position already bringing his over two decades of beverage expertise to the table, leveraging his extensive supply chain and management experience, and proving to be an invaluable asset to our team. Through my extensive experience working with Norm for 20 years, he has exemplified himself as a knowledgeable leader with a broad range of skills that are perfectly suited for the CEO role at Reed’s.”

“I am honored to have been chosen to lead Reed’s in this next phase of growth and continue to build upon the work we started last fall. We are making strides in developing the organization necessary to support the opportunities and growth ahead while driving value for our shareholders,” stated Norm Snyder, Chief Executive Officer of Reed’s Inc.

“I want to thank John for his support and contributions over the last five months working tirelessly to insure Reed’s remained focused on the company’s long term goals through this transition. I look forward to continuing to work with him and the rest of the Board as we develop the coming chapters of the Reed’s story,” continued Mr. Snyder.

Mr. Snyder has served as Chief Operating Officer of Reed’s Inc. since September 2019 and has over 36 years of multi-faceted experience in operations, sales, marketing, finance, manufacturing, business development and management with public, private, international and start-up companies within the beverage industry. Prior to joining Reed’s, Mr. Snyder served as President and Chief Executive Office for Avitae USA, LLC, an emerging premium new age beverage company that markets and sells a line of ready-to-drink caffeinated waters. Prior to Avitae, he served as the President and Chief Operating Officer for Adina For Life, Inc. a startup beverage venture that markets and sells ready-to-drink fruit beverages, teas and coffees. Mr. Snyder was also the President and Chief Executive Officer of High Falls Brewing Company, Chief Operating Officer of Rheingold Brewing Company, and Chief Financial Officer, and later Chief Operating Officer of South Beach Beverage Company, known as SoBe. In prior experience, Mr. Snyder served as Controller for National Football League Properties, Inc., and in various roles at PriceWaterhouse during an eight-year tenure. He worked with Mr. Bello both at the NFL and Adina for Life in addition to contributing to the spectacular success at SoBe.

Mr. Snyder will succeed John Bello, who has served as Reed’s Interim Chief Executive Officer since September 2019. Mr. Bello will continue to support Reed’s as the Chairman of the Board of Directors and will work closely with Mr. Snyder to ensure a seamless transition.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com